Exhibit 4.1

EXECUTION VERSION

ANHEUSER-BUSCH INBEV WORLDWIDE INC.

and

ANHEUSER-BUSCH INBEV SA / NV

and

the SUBSIDIARY GUARANTORS party hereto from time to time

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

ELEVENTH SUPPLEMENTAL INDENTURE

Dated as of November 17, 2010

To the Indenture, dated as of October 16, 2009,

among Anheuser-Busch InBev Worldwide Inc.,

Anheuser-Busch InBev NV/SA, the Subsidiary Guarantors party thereto from time to time and

The Bank of New York Mellon Trust Company, N.A., Trustee

9.750% Notes due 2015

- i -

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of November 17, 2010 (the “Eleventh Supplemental Indenture”), among ANHEUSER-BUSCH INBEV WORLDWIDE INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), ANHEUSER-BUSCH INBEV NV/SA, a société anonyme duly organized and existing under the laws of the Kingdom of Belgium (the “Parent Guarantor”), ANHEUSER-BUSCH COMPANIES, INC., a corporation duly organized and existing under the laws of the State of Delaware, BRANDBREW S.A., a public limited liability company organized and existing under Luxembourg law, COBREW NV/SA, a public limited liability company organized and existing under Belgian law (each, a “Subsidiary Guarantor”, and together with the Parent Guarantor, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) to the Indenture, dated as of October 16, 2009, among the Company, the Guarantors and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY AND THE GUARANTORS

WHEREAS, the Company, the Guarantors and the Trustee are parties to the Indenture, which provides for the issuance from time to time of unsecured debt securities of the Company;

WHEREAS, Section 901(9) of the Indenture permits supplements thereto without the consent of Holders of Securities to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Indenture;

WHEREAS, as contemplated by Section 301 of the Indenture, the Company intends to issue a new series of Securities to be known as the Company’s “9.750% Notes due 2015” (the “Notes”) under the Indenture;

WHEREAS, the Company and the Guarantors have taken all necessary corporate action to authorize the execution and delivery of this Eleventh Supplemental Indenture;

NOW, THEREFORE, THIS ELEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually agree as follows:

ARTICLE I

Definitions and Other Provisions of General Application

SECTION 1.01 Definitions.

Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this Eleventh Supplemental Indenture which are defined in the Indenture shall have the meanings ascribed to them by the Indenture. The following terms used in this Eleventh Supplemental Indenture have the following respective meanings:

“2010 Senior Facility Agreement” means the $13 billion senior facilities agreement, dated as of February 26, 2010, for the Parent Guarantor and the Company, arranged by Banc of America Securities Limited, Banco Santander, S.A., Barclays Capital, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., Intesa Sanpaolo S.p.A., J.P. Morgan PLC, Mizuho Corporate Bank, Ltd., The Royal Bank of Scotland plc, Société Générale Corporate & Investment Banking, the corporate and investment banking division of Société Générale, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as mandated lead arrangers and bookrunners, and Fortis Bank SA/NV, acting as agent and issuing bank.

“Acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively cooperate, through the acquisition directly or indirectly of shares in the Parent Guarantor by any of them, either directly or indirectly, to obtain Control of the Parent Guarantor.

“Applicable Exchange Rate” means, for any Exchange Rate Determination Date, the rate determined by the Calculation Agent that is equal to the Brazilian real/U.S. dollar commercial rate, expressed as the amount of Brazilian reais per one U.S. dollar as reported by Banco Central Do Brasil (the “Central Bank”) on the SISBACEN Data System under transaction code PTAX800 (“Consultas de Câmbio” or Exchange Rate Enquiry), Option 5, “Venda” (“Cotações para Contabilidade” or Rates for Accounting Purposes) (or any successor screen established by the Central Bank), for such Exchange Rate Determination Date (the “PTAX Rate”); provided, however, that if the PTAX Rate scheduled to be reported on any Exchange Rate Determination Date is not reported by the Central Bank on such Exchange Rate Determination Date, then the Applicable Exchange Rate will be BRL12; in the event BRL12 is unavailable, then the Applicable Exchange Rate will be BRL13. If the Applicable Exchange Rate cannot be calculated as described above, the Calculation Agent will determine the Applicable Exchange Rate by reference to the quotations received from three leading Brazilian banks as shall be selected by the Company in its sole discretion (collectively, the “Reference Banks”). The quotations will be determined in each case for such Exchange Rate Determination Date as soon as practicable after (i) it is determined that the Applicable Exchange Rate cannot be calculated as described above for such Exchange Rate Determination Date and (ii) the identities of the Reference Banks are provided by the Company to the Calculation Agent by written notice. The Calculation Agent will ask each of the Reference Banks for quotations for the offered Brazilian real/U.S. dollar exchange rate for the sale of U.S. dollars. The Applicable Exchange Rate will be the average of the Brazilian real/U.S. dollar exchange rates obtained from the Reference Banks. If only two quotations are obtained, the Applicable Exchange Rate will then be the average of the Brazilian real/U.S. dollar exchange rates obtained from the Reference Banks. If only one quotation is obtained, the Applicable Exchange Rate will be that quotation. Where no such quotations are obtained from the Reference Banks, if the Company determines in its sole discretion that there are one or two other suitable replacement banks active in the Brazilian real/U.S. dollar market, the Calculation Agent shall ask such banks to provide such quotations as soon as practicable after the identity of such replacement bank is provided by the Company to the Calculation Agent by written notice and shall use such quotations as it receives to determine the Applicable Exchange Rate (taking an average rate, as set forth above, if applicable); provided, however, that if the Reference Banks and any such replacement banks are not providing quotations in the manner described above, the Applicable Exchange Rate will be the Applicable Exchange Rate determined as of the preceding Exchange Rate Determination Date.

“BRL12” means the EMTA BRL Industry Survey Rate (BRL12), which is the final Brazilian real/U.S. dollar specified rate of U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, published on EMTA’s website (www.emta.org) for the Exchange Rate Determination Date. BRL12 is calculated by EMTA (or a service provider EMTA may select in its sole discretion) using the EMTA BRL Industry Survey Methodology dated as of March 1, 2004, as amended from time to time, pursuant to which (as of November 9, 2010) EMTA conducts a twice-daily survey of up to 15 Brazilian financial institutions that are active participants in the Brazilian real/U.S. dollar spot market, with a required minimum participation of at least 5 financial institutions.

“BRL13” means the EMTA BRL Indicative Survey Rate (BRL13), which is the final Brazilian real/U.S. dollar specified rate of U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, published on EMTA’s website (www.emta.org) for the Exchange Rate Determination Date. BRL13 is calculated by EMTA (or a service provider EMTA may select in its sole discretion) using the EMTA BRL Industry Survey Methodology dated as of March 1, 2004, as amended from time to time, pursuant to which (as of November 9, 2010) EMTA conducts a survey of up to 30 Brazilian and non-Brazilian financial institutions that are active participants in the Brazilian real/U.S. dollar spot market, with a required minimum participation of at least 8 financial institutions.

“Business Day” means a day on which commercial banks and exchange markets are open, or not authorized to close, in the City of New York, London and Brussels; provided, however, that solely for the purposes of determining the Applicable Exchange Rate, “Business Day” means a day on which commercial banks and exchange markets are open, or not authorized to close, in São Paulo, Brazil, and the City of New York. If the date of maturity of interest on or principal of the Notes or the date fixed for redemption, repayment or payment in connection with an acceleration of any Note is not a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, repayment or payment in connection with acceleration, and no interest shall accrue as a result of the delayed payment.

“Calculation Agent” means The Bank of New York Mellon and any successor thereto pursuant to the related Calculation Agent Agreement.

“Calculation Agent Agreement” means that certain calculation agency agreement, dated as of November 17, 2010, between the Company and the Calculation Agent named therein.

“Change in Tax Law” has the meaning set forth in Section 2.07(a).

“Change of Control” means any person or group of persons acting in concert (in each case other than Stichting Anheuser-Busch InBev or any existing direct or indirect certificate holder or certificate holders of Stichting Anheuser-Busch InBev) gaining Control of the Parent Guarantor; provided that a change of control shall not be deemed to have occurred if all or substantially all of the shareholders of the relevant person or group of persons are, or immediately prior to the event which would otherwise have constituted a change of control were, the shareholders of the Parent Guarantor with the same (or substantially the same) pro rata interests in the share capital of the relevant person or group of persons as such shareholders have, or as the case may be, had, in the share capital of the Parent Guarantor.

“Change of Control Announcement” means the public announcement by the Parent Guarantor or any actual purchaser relating to a Change of Control.

“Change of Control Period” shall commence on the date of the Change of Control Announcement, but not later than on the date of the Change of Control, and shall end 60 days after the Change of Control (which period shall be extended with respect to a rating agency so long as the rating of the Notes is under publicly announced consideration for possible downgrade by that rating agency, such period not to exceed 60 days after the public announcement of such consideration).

“Company” has the meaning set forth in the first paragraph of this Eleventh Supplemental Indenture.

“Control” in relation to any entity means either the direct or indirect ownership of more than 50 percent of the share capital or similar rights of ownership of the entity or the power to direct the management and the policies of the entity whether through the ownership of share capital, contract or otherwise.

“Depositary” means The Depository Trust Company, or any successor thereto.

“Early Redemption Event” has the meaning set forth in Section 2.06(a).

“Early Redemption Notice” has the meaning set forth in Section 2.06(a)(ii).

“Effective Date” has the meaning set forth in Section 2.06(a)(i).

“Eleventh Supplemental Indenture” has the meaning set forth in the Recitals.

“Exchange Rate Determination Date” means the third Business Day preceding each Interest Payment Date, each Redemption Date, each Effective Date or the Stated Maturity or the third Business Day preceding the date on which any payment is made in respect of the Notes following an acceleration of the maturity of the Notes.

“Fifth Supplemental Indenture” means the Fifth Supplemental Indenture, dated as of November 27, 2009, among the Company, the Guarantors and the Trustee.

“Global Security” has the meaning set forth in Section 2.01(d).

“Guarantors” has the meaning set forth in the first paragraph of this Eleventh Supplemental Indenture.

“Indenture” has the meaning set forth in the first paragraph of this Eleventh Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in Section 2.03.

“Notes” has the meaning set forth in the Recitals.

“Original Issue Date” means the date or dates on which the Notes are originally issued.

“Parent Guarantor” has the meaning set forth in the first paragraph of this Eleventh Supplemental Indenture.

“PTAX Rate” has the meaning set forth in the definition of “Applicable Exchange Rate” herein.

“Rating Agency” means each of Standard & Poor’s Ratings Services, a Division of The McGraw Hill Companies, Inc., Fitch, Inc., or Moody’s Investors Services, Inc., their respective successors, or any other nationally recognized statistical rating agency designated by the Parent Guarantor.

“Ratings Downgrade” shall occur if any two solicited credit ratings for the Parent Guarantor’s long-term unsecured debt fall below investment grade or if all three Rating Agencies (as defined below) cease to assign (other than temporarily) a credit rating to the Parent Guarantor. A credit rating below investment grade shall mean, in relation to Standard & Poor’s Rating Services, a rating of BB+ or below, in relation to Moody’s Investor Services Inc., a rating of Bal or below, in relation to Fitch, Inc. a rating of BB+ or below and, where another “nationally recognized statistical rating agency” has been designated by the Parent Guarantor, a comparable rating. A Ratings Downgrade shall not occur with respect to a particular Rating Agency in respect of a Change of Control unless the Rating Agency downgrading the Guarantor announces or publicly confirms or informs the Parent Guarantor in writing at its request that the downgrade was the result, in whole or in part, of the applicable Change of Control. If one or more Rating Agencies issues an improved credit rating for the Parent Guarantor prior to the Effective Date so that the circumstances giving rise to the Ratings Downgrade no longer apply, then the Ratings Downgrade shall be deemed not to have occurred and the Holders shall have no right to demand redemption of their Notes under Section 2.06.

“Reference Banks” has the meaning set forth in the definition of “Applicable Exchange Rate” herein.

“Regular Record Date” means May 2 and November 2 (whether or not a Business Day).

“Stated Maturity” has the meaning specified in Section 2.01(f).

“Stichting Anheuser-Busch InBev” means the foundation (stichting) incorporated under the laws of The Netherlands and registered with the Trade Register of the Chamber of Commerce under number 34144185 and with registered address at Hofplein 20, 3032AC, Rotterdam, The Netherlands, and its successors.

“Trustee” has the meaning set forth in the first paragraph of this Eleventh Supplemental Indenture.

SECTION 1.02 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Separability Clause.

In case any provision in this Eleventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04 Benefits of Instrument.

Nothing in this Eleventh Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Eleventh Supplemental Indenture or the Indenture.

ARTICLE II

9.750% Notes due 2015

SECTION 2.01 Creation of Series; Establishment of Form.

(a) There is hereby established a new series of Securities under the Indenture entitled “9.750% Notes due 2015”.

(b) The form of the Notes, including the form of the certificate of authentication, is attached hereto as Exhibit A.

(c) The Company shall issue the Notes in an aggregate principal amount of BRL750,000,000. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes in accordance with Sections 301 and 901 of the Indenture. Any such additional Notes subsequently issued shall rank equally and ratably with the Notes in all respects (except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes), so that such further Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes.

(d) The Notes shall be issued initially in the form of one or more permanent global securities, without coupons, registered in the name of the Depositary or a nominee of the Depositary (each, a “Global Security”) and deposited with the Trustee, as custodian for the Depositary. Any proposed transfer of an interest in the Notes shall consist of a transfer in a Global Security and shall be effected through the book-entry system maintained by the Depositary.

(e) The Notes shall not have a sinking fund.

(f) The stated maturity of the principal of the Notes shall be November 17, 2015 (the “Stated Maturity”).

(g) The outstanding principal amount of the Notes shall accrue interest at a rate equal to 9.750%, as provided in Section 2.03.

(h) The Notes shall be issued in denominations of BRL 100,000 in principal amount and integral multiples of BRL 1,000 in excess thereof.

(i) The Notes shall be subject to both Defeasance and Covenant Defeasance in accordance with the Indenture.

(j) The Notes shall be senior unsecured obligations of the Company and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Company.

SECTION 2.02 Guarantee. Subject to the terms and applicable limitations set forth in the Indenture and the form of Notes, the Notes shall be jointly and severally, irrevocably, fully and unconditionally guaranteed by the Guarantors as to all payments due on the Notes whether at their Stated Maturity, by acceleration, redemption, repayment or otherwise in accordance with the terms of such Guarantees and the Indenture. In the case of the failure of the Company to pay punctually any principal, premium or interest on the Notes, the Guarantors shall cause any such payment to be made as it becomes due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise. The Guarantees shall be unsecured and unsubordinated indebtedness of the Guarantors and rank equally with other unsecured and unsubordinated indebtedness of the Guarantors that is currently outstanding or that they may issue in the future.

SECTION 2.03 Interest. Subject to any increase pursuant to Section 2.06 of this Eleventh Supplemental Indenture, the Notes shall bear interest at a rate equal to 9.750% per annum, and computed on the basis of a 360-day year consisting of twelve (12) 30-day months. Interest on the Notes will be paid in U.S. dollars, as calculated by the Paying Agent, by translating the Brazilian real amount into U.S. dollars at the Applicable Exchange Rate for the applicable Exchange Rate Determination Date provided to it by the Calculation Agent. Interest will accrue from November 17, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be. Interest is payable semi-annually on May 17 and November 17 of each year (each, an “Interest Payment Date”), commencing May 17, 2011, and until full repayment of the outstanding principal of the Notes, to the Person in whose name the Notes were registered at the close of business on the applicable Regular Record Date until the principal thereof is paid or made available for payment.

SECTION 2.04 Payment of Principal, Interest and Other Amounts. Payments of principal of, premium, if any, and interest on the Notes shall be made, in U.S. dollars, as calculated by the Paying Agent, by translating the Brazilian real amount into U.S. dollars at the Applicable Exchange Rate for the applicable Exchange Rate Determination Date provided to it by the Calculation Agent, through one or more Paying Agents appointed under the Indenture. Such payments of principal of, premium, if any, and interest on the Notes represented by a Global Security shall be made through such Paying Agents to the Depositary or its nominee, as the Holder of the Global Security. Initially, the Paying Agent and Registrar for the Notes will be The Bank of New York Mellon Trust Company, N.A., in St. Louis, Missouri. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and in such an event the Company may act as Paying Agent or Registrar. Payments of principal of, premium, if any, and interest on the Notes represented by a Global Security shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal and premium, if any, such Global Security is first surrendered to the Paying Agent.

SECTION 2.05 Calculation Agent. The Company will maintain a calculation agent until all interest and principal payable on the Notes has been paid. The Calculation Agent will determine the Applicable Exchange Rate for the relevant Interest Payment Date, Redemption Date, Effective Date, Stated Maturity, or date on which any payment is made in respect of the Notes following an acceleration of the maturity of the Notes, as the case may be, and shall provide notice of such Applicable Exchange Rate to the Company, the Trustee and the Paying Agent in the manner contemplated in the Calculation Agent Agreement. All calculations made by the Calculation Agent for purposes of calculating the Applicable Exchange Rate will be conclusive and binding absent manifest error. The Company shall give the Calculation Agent written notice of (i) a Redemption Date for the Notes to be redeemed promptly after notice of the redemption is given under Section 1104 of the Indenture and (ii) an Effective Date promptly after notice of such Effective Date is given under Section 2.06(a)(ii) of this Eleventh Supplemental Indenture, but in no case less than three Business Days prior to the Redemption Date or Effective Date, as the case may be. The Trustee shall give the Calculation Agent at least three Business Day’s notice of a payment on the Notes following an acceleration thereof. For purposes of the preceding two sentences, “Business Day” shall have the meaning set forth in the proviso to the definition of that term contained in Section 1.01. Upon receipt of the Applicable Exchange Rate from the Calculation Agent, the Paying Agent will determine the amounts of principal and interest to be paid on the Notes on the basis of the Applicable Exchange Rate in order to translate the amount of Brazilian reais to U.S. dollars.

SECTION 2.06 Holders’ Option to Require Repayment upon a Change in Control.

(a) In the event that (a) a Change of Control occurs, and (b) within the Change of Control Period, a Ratings Downgrade in respect of that Change of Control occurs (an “Early Redemption Event”):

(i) the Company will (A) within 30 days after becoming aware of the Early Redemption Event, provide written notice thereof to the Holders of the Notes, and (B) determine and provide written notice of the effective date for the purposes of early repayment (the “Effective Date”). The Effective Date must be a Business Day not less than 60 and not more than 90 days after the giving of the notice regarding the Early Redemption Event pursuant to subparagraph (i)(A); and

(ii) any Holder of Notes may, by submitting a redemption notice (the “Early Redemption Notice”), demand from the Company repayment as of the Effective Date of any (in integral multiples of BRL 1,000 (provided that the unrepurchased portion must be in a principal amount of at least BRL 100,000)) or all of its Notes which have not otherwise been declared due for early redemption, at a repurchase price in cash of 101% of their principal amount plus interest accrued until (but excluding) the Effective Date (and all Additional Amounts, if any).

(b) Any Early Redemption Notice shall be made in writing in English and shall be delivered by hand or by registered mail to the Trustee not less than 30 days prior to the Effective Date at its specified office. The Early Redemption Notice must be accompanied by evidence showing that the relevant Holder is the Holder of the relevant Note(s) at the time the Early Redemption Notice is delivered. Such evidence may be provided in the form of a certificate issued by any custodian or in any other suitable manner. Early Redemption Notices shall be irrevocable.

(c) The Company shall not be required to redeem the Notes under this Section following an Early Redemption Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer. The Company will also not be required to redeem the Notes under this Section if it has otherwise exercised its rights to redeem the Notes in full pursuant to this Eleventh Supplemental Indenture or has defeased the Notes as described in the Indenture.

(d) If, as a result of this Section 2.06, Holders of the Notes submit Early Redemption Notices in respect of at least 85% of the aggregate principal amount of the Notes Outstanding, the Company shall have the ability by notice to the Trustee to redeem the entire Outstanding principal amount of the Notes on the Effective Date at the same price as for the Notes being redeemed under this Section. Such notice shall be irrevocable and shall be given to the Trustee no later than 15 days prior to the Effective Date. Irrevocable notice of such redemption shall be given to the Holders of the Notes in accordance with Section 1104 of the Indenture by the Company, or at the Company’s request, by the Trustee, in the name and at the expense of the Company, in each case as soon as practicable after receipt by the Trustee of the foregoing notice from the Company.

(e) The provisions set forth in this Section 2.06 will not be effective unless and until they are approved substantially in the form provided herein by a resolution of the general meeting of shareholders of the Parent Guarantor. The Parent Guarantor will procure that a resolution to approve the terms of this Section 2.06 is presented to the shareholders of the Parent Guarantor at the first annual general meeting after November 8, 2010 and at each successive annual general meeting of the Parent Guarantor thereafter until such resolution is approved and immediately following approval of such resolution the Parent Guarantor will cause a copy thereof to be filed with the Clerk of the Commercial Court of Brussels (“greffe du tribunal de commerce/griffie van de rechtbank van koophandel”). The Parent Guarantor will notify the Trustee promptly after each shareholder meeting of the results of the vote on the proposed resolution. If the general meeting of shareholders of the Parent Guarantor does not approve the provisions set forth in this Section 2.06 by the date that is eighteen (18) months following the Original Issue Date, the interest rate applicable to the Notes will increase by 0.25% with effect from the next following day until the date that the Parent Guarantor notifies the Trustee that the provisions of this Section 2.06 have been approved (or if such approval is no longer required in order for the Change in Control Clause to be effective), following which the interest rate applicable to the Notes will decrease by the same amount.

SECTION 2.07 Optional Tax Redemption.

(a) The Company may, at the Company’s or the Parent Guarantor’s option, redeem the Notes in whole but not in part, upon not less than thirty (30) nor more than sixty (60) days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes then outstanding plus accrued and unpaid interest on the principal amount being redeemed (and all Additional Amounts, if any) to (but excluding) the Redemption Date, if (i) as a result of any change in, or amendment to, the laws, treaties, regulations or rulings of a jurisdiction in which the Company or any Guarantor is incorporated, organized, or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax, or in the interpretation, application or administration or any such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after the Original Issue Date (any such change or amendment, a “Change in Tax Law”), the Company or, if a payment were then due under a Guarantee, the relevant Guarantor, would be required to pay Additional Amounts and (ii) such obligation cannot be avoided by the Company or the relevant Guarantor taking reasonable measures available to it; provided, however, that the Notes may not be redeemed to the extent such Additional Amounts arise solely as a result of the Company assigning its obligations under the Notes to a Substitute Company (as defined in Section 801 of the Indenture), unless such assignment to a Substitute Company is undertaken as part of a plan of merger by the Parent Guarantor.

(b) Prior to the mailing of any notice of redemption pursuant to this Section 2.07, the Company or the relevant Guarantor will deliver to the Trustee an opinion of independent tax counsel of recognized standing to the effect that the Company or the relevant Guarantor is or would be obligated to pay such Additional Amounts as a result in such Change in Tax Law.

(c) No notice of redemption pursuant to this Section 2.07 may be given earlier than ninety (90) days prior to the earliest date on which the Company or the relevant Guarantor would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due.

SECTION 2.08 Additional Covenant. Solely with respect to the Guarantees of the Notes by the Subsidiary Guarantors, clause (i) of Section 208 of the Indenture shall be deemed to read in its entirety as follows:

“(i) at substantially the same time as its Guarantee of the Securities is terminated, the relevant Guarantor is, or has been, released from its guarantee of the Senior Facility Agreement and the 2010 Senior Facility Agreement, or is no longer a guarantor under either the Senior Facility Agreement or the 2010 Senior Facility Agreement and”

ARTICLE III

Miscellaneous Provisions

SECTION 3.01 Effectiveness. This Eleventh Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.02 Original Issue. The Notes may, upon execution of this Eleventh Supplemental Indenture, be executed by the Company and delivered by the Company and the Parent Guarantor to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Notes as in such Company order provided.

SECTION 3.03 Ratification and Integral Part. The Indenture as supplemented by this Eleventh Supplemental Indenture, is in all respects ratified and confirmed, and this Eleventh Supplemental Indenture will be deemed an integral part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.04 Priority. This Eleventh Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Eleventh Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

SECTION 3.05 Successors and Assigns. All covenants and agreements in the Indenture, as supplemented and amended by this Eleventh Supplemental Indenture, by the Company and the Guarantors will bind their respective successors and assigns, whether so expressed or not.

SECTION 3.06 Counterparts. This Eleventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.07 Guarantee Limitations. The limitations applicable to the Guarantees, as set forth in Section 209 of the Indenture and as amended by Section 2.01 of the Fifth Supplemental Indenture, will apply to the Guarantees issued hereunder, provided that any further limitations, or any amendments or modifications to such Guarantees or limitations thereon, shall be set forth in an additional supplemental indenture, in each case in accordance with the Indenture.

SECTION 3.08 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eleventh Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.09 Governing Law. This Eleventh Supplemental Indenture and the Notes and Guarantees will be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed, all as of the day and year first above written.

ANHEUSER-BUSCH INBEV WORLDWIDE INC. as Company

By:	/s/ Scott Gray
Name: Scott Gray
Title: Director of Funding

ANHEUSER-BUSCH INBEV NV/SA as Parent Guarantor

By:	/s/ Benoit Loore /s/ Liesbeth Hellemans
Name: Benoit Loore Liesbeth Hellemans
Title: VP Legal Senior Legal Counsel

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Kerry A. McFarland
Name: Kerry A. McFarland
Title: Vice-President

ANHEUSER-BUSCH COMPANIES, INC. As Subsidiary Guarantor

By:	/s/ Scott Gray
Name: Scott Gray
Title: Director of Funding

BRANDBREW S.A.

a société anonyme with its registered address at 5, Parc d’Activité Syrdall, L-5365 Luxembourg and registered with the Luxembourg register of commerce and companies under number B-75696,

as Subsidiary Guarantor

By:	/s/ Benoit Loore
Name: Benoit Loore
Title: VP Legal

COBREW NV/SA as Subsidiary Guarantor

By:	/s/ Benoit Loore
Name: Benoit Loore
Title: VP Legal

Exhibit A

FORM OF NOTES

[FACE OF SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ANHEUSER-BUSCH INBEV WORLDWIDE INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Exhibit A

Anheuser-Busch InBev Worldwide Inc.

9.750% Note due 2015

Payment of Principal, Premium, if any,

and Interest Irrevocably, Fully and Unconditionally Guaranteed by

Anheuser-Busch InBev NV/SA, Anheuser-Busch Companies, Inc., BrandBrew S.A. and

Cobrew NV/SA

No. —	BRL

CUSIP No. 03523T AY4	ISIN: US03523TAY47

Anheuser-Busch InBev Worldwide Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, on November 17, 2015 (the “Maturity Date”), the principal sum of BRL— translated into U.S. dollars at the Applicable Exchange Rate on the applicable Exchange Rate Determination Date relating to the Maturity Date, and to pay interest thereon from November 17, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 17 and November 17 in each year, commencing on May 17, 2011, at the rate of 9.750% per annum (subject to increase as provided herein), translated into U.S. dollars at the Applicable Exchange Rate on the applicable Exchange Rate Determination Date until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 2 or November 2 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. All payments of principal of and interest on this Security shall be made exclusively in such coin or currency of the United States of America as at the time of payment and shall be legal tender for the payment of public and private debts. The Bank of New York Mellon, acting under the Calculation Agent Agreement (the “Calculation Agent Agreement”) dated as of November 17, 2010, between the Company and The Bank of New York Mellon, as Calculation Agent (the “Calculation Agent”, which term includes

Exhibit A

any successor calculation agent under the Calculation Agent Agreement) will determine on the applicable Exchange Rate Determination Date (as defined herein) the Applicable Exchange Rate (as defined herein) at which principal and interest will be translated from Brazilian reais into U.S. dollars. Thereafter the Paying Agent will determine the amount of principal and interest to be paid on the Securities based on the Applicable Exchange Rate.

Subject to the terms of the Indenture, this Security is fully and unconditionally guaranteed as to all payments due hereon whether at the Stated Maturity, by acceleration, redemption, repayment or otherwise in accordance with the terms of the Guarantees and the Indenture.

Payments of principal of (and premium, if any) and interest on the Securities represented by this Security shall be made in U.S. dollars through one or more Paying Agents appointed under the Indenture to the Depositary or its nominee, as the Holder of this Security. Initially, the Paying Agent and Registrar for the Securities will be The Bank of New York Mellon Trust Company, N.A., St. Louis, Missouri. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and in such an event the Company may act as Paying Agent or Registrar. Payments of principal, premium, if any, and interest on the Securities represented by this Security shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal and premium, if any, such Global Security is first surrendered to the Paying Agent.

Notwithstanding any provision of this Security or the Indenture, the Company may make any and all payments of principal, premium (if any) and interest on this Security pursuant to the applicable procedures of the Depositary for this Security as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

ANHEUSER-BUSCH INBEV WORLDWIDE INC.

By
Name:
Title:

Attest:

CERTIFICATE OF AUTHENTICATION

This Security is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By
Authorized Signatory

Exhibit A

[REVERSE OF SECURITY]

1. Securities and Indenture

This Security is one of a duly authorized issue of securities of the Company (payable in U.S. dollars) (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 16, 2009 (the “Base Indenture”), as supplemented by the Eleventh Supplemental Indenture, dated as of November 17, 2010 (the “Eleventh Supplemental Indenture” and together with the Base Indenture, the “Indenture”), in each case among the Company, Anheuser-Busch InBev NV/SA, as Parent Guarantor, the Subsidiary Guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

2. Series and Denomination

This Security is one of the series designated on the face hereof, initially limited to an aggregate principal amount of BRL 750,000,000, except as provided in the Indenture. References herein to “this series” mean the series of securities designated on the face hereof. Except as provided in the preceding paragraph, references herein to the “Securities” mean (unless the context otherwise requires) the Securities of this series and includes any other securities issued, as provided in the Indenture and forming a single series with the Securities of this series.

The Securities are issuable only in registered form without coupons in denominations of BRL 100,000 in principal amount and integral multiples of BRL 1,000 in excess thereof.

3. Duties of the Calculation Agent and Paying Agent

The Company will maintain a calculation agent until all interest and principal payable on the Securities has been paid. The Calculation Agent shall calculate the Applicable Exchange Rate in order to permit the Paying Agent to determine the amounts payable in U.S. dollars in respect of principal of and interest on the Securities for the relevant Interest Payment Date, Redemption Date, Effective Date, Stated Maturity or date on which any payment is made in respect of the Securities following an acceleration of the maturity of the Securities, as the case may be. The Calculation Agent shall provide notice of such Applicable Exchange Rate to the Company, the Trustee and the Paying Agent in the manner contemplated in the Calculation Agent Agreement. All calculations made by the Calculation Agent for purposes of calculating the Applicable Exchange Rate will be conclusive and binding absent manifest error. The Company shall give the Calculation Agent written notice of (i) a Redemption Date for the Securities to be

Exhibit A

redeemed promptly after notice of the redemption is given under Section 1104 of the Indenture and (ii) an Effective Date promptly after notice of such Effective Date is given under Section 2.06(a)(i) of the Eleventh Supplemental Indenture, but in no case less than three Business Days prior to the Redemption Date or Effective Date, as the case may be. The Trustee shall give the Calculation Agent at least three Business Day’s notice of a payment on the Securities following an acceleration thereof. For purposes of the preceding two sentences, “Business Day” shall have the meaning set forth in the proviso to the definition of that term contained in Section 1.01 of the Eleventh Supplemental Indenture. Upon receipt of the Applicable Exchange Rate from the Calculation Agent, the Paying Agent will determine the amounts of principal and interest to be paid on the Securities on the basis of the Applicable Exchange Rate in order to translate the amount of Brazilian reais to U.S. Dollars.

4. Repurchase at the Option of Holder Upon a Change in Control

In the event that (a) a Change of Control occurs, and (b) within the Change of Control Period, a Ratings Downgrade in respect of that Change of Control occurs (an “Early Redemption Event”):

(i) the Company will (A) within 30 days after becoming aware of the Early Redemption Event, provide written notice thereof to the Holders of the Securities, and (B) determine and provide written notice of the effective date for the purposes of early repayment (the “Effective Date”). The Effective Date must be a Business Day not less than 60 and not more than 90 days after the giving of the notice regarding the Early Redemption Event pursuant to subparagraph (i)(A); and

(ii) any Holder of Securities may, by submitting a redemption notice, in the form attached as Annex A (the “Early Redemption Notice”), demand from the Company repayment as of the Effective Date of any (in integral multiples of BRL 1,000 (provided that the unrepurchased portion must be in a principal amount of at least BRL 100,000)) or all of its Securities which have not otherwise been declared due for early redemption, at a repurchase price in cash of 101% of their principal amount plus interest accrued until (but excluding) the Effective Date (and all Additional Amounts, if any).

Any Early Redemption Notice shall be made in writing in English and shall be delivered by hand, by registered mail, or by facsimile transmission to the Trustee not less than 30 days prior to the Effective Date at its specified office. The Early Redemption Notice must be accompanied by evidence showing that the relevant Holder is the Holder of the relevant Securities at the time the Early Redemption Notice is delivered. Such evidence may be provided in the form of a certificate issued by any custodian or in any other suitable manner. Early Redemption Notices shall be irrevocable.

The Company shall not be required to redeem the Securities under this Section following an Early Redemption Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the

Exhibit A

Company and such third party purchases all the Securities properly tendered and not withdrawn under its offer. The Company will also not be required to redeem the Securities under this Section if it has otherwise exercised it rights to redeem the Securities in full or has defeased the Securities as described in the Indenture.

If, as a result of this Section, Holders of the Securities submit Early Redemption Notices in respect of at least 85% of the aggregate principal amount of the Securities outstanding, the Company shall have the ability by notice to the Trustee to redeem the entire outstanding principal amount of the Securities on the Effective Date at the same price as for the Securities being redeem under this Section. Such notice shall be irrevocable and shall be given to the Trustee no later than 15 days prior to the Effective Date. Notice of such redemption shall be given to the Holders of the Securities to be redeemed in the manner provided for in the Eleventh Supplemental Indenture.

The provisions set forth in this Section will not be effective unless and until they are approved substantially in the form provided herein by a resolution of the general meeting of shareholders of the Parent Guarantor. The Parent Guarantor will procure that a resolution to approve the terms of this Section is presented to the shareholders of the Parent Guarantor at the first annual general meeting after November 8, 2010 and at each successive annual general meeting of the Parent Guarantor thereafter until such resolution is approved and immediately following approval of such resolution the Parent Guarantor will cause a copy thereof to be filed with the Clerk of the Commercial Court of Brussels (“greffe du tribunal de commerce/griffie van de rechtbank van koophandel”). The Parent Guarantor will notify the Trustee promptly after each shareholder meeting of the results of the vote on the proposed resolution. If the general meeting of shareholders of the Parent Guarantor does not approve the provisions set forth in this Section by the date that is eighteen (18) months following the Original Issue Date, the interest rate applicable to the Securities will increase by 0.25% with effect from the next following day until the date that the Parent Guarantor notifies the Trustee that the provisions of this Section have been approved (or unless and until such approval is no longer required in order for the Change in Control Clause to be effective), following which the interest rate applicable to the Securities will decrease by the same amount.

5. Optional Tax Redemption

The Company may, at the Company’s or the Parent Guarantor’s option, redeem the Securities in whole, but not in part, upon not less than thirty (30) nor more than sixty (60) days’ prior notice, at a redemption price equal to 100% of the principal amount of the Securities then outstanding plus accrued and unpaid interest on the principal amount being redeemed (and all Additional Amounts, if any) to (but excluding) the Redemption Date, if (i) as a result of any change in, or amendment to, the laws, treaties, regulations or rulings of a jurisdiction in which the Company or any Guarantor is incorporated, organized, or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax, or in the interpretation, application or administration or any such laws, treaties, regulations or rulings (including a holding, judgment or order by

Exhibit A

a court of competent jurisdiction) which becomes effective on or after the Original Issue Date (any such change or amendment, a “Change in Tax Law”), the Company or, if a payment were then due under a Guarantee, the relevant Guarantor, would be required to pay Additional Amounts and (ii) such obligation cannot be avoided by the Company or the relevant Guarantor taking reasonable measures available to it; provided, however, that the Securities may not be redeemed to the extent such Additional Amounts arise solely as a result of the Company assigning its obligations under the Securities to a Substitute Company, unless such assignment to a Substitute Company is undertaken as part of a plan of merger by the Parent Guarantor.

Prior to the mailing of any notice of redemption pursuant to this Section, the Company or the relevant Guarantor will deliver to the Trustee an opinion of independent tax counsel of recognized standing to the effect that the Company or the relevant Guarantor is or would be obligated to pay such Additional Amounts as a result in such Change in Tax Law.

No notice of redemption pursuant to this Section may be given earlier that ninety (90) days prior to the earliest date on which the Company or the relevant Guarantor would be obligated to pay Additional Amounts if a payment in respect of the Securities were then due.

6. Additional Amounts

In the event that any Guarantor becomes obligated to make payments in respect of the Securities, such Guarantor will make all payments in respect of the Securities without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction at source by or on behalf of any jurisdiction in which such Guarantor is incorporated, organized, or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax (the “Relevant Taxing Jurisdiction”) unless such withholding or deduction is required by law. In such event, such Guarantor will pay to the Holders such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the Holders, after such withholding or deduction, shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes or duties which:

(a) are payable by any person acting as custodian bank or collecting agent on behalf of a Holder, or otherwise in any manner which does not constitute a deduction or withholding by such Guarantor from payment of principal or interest made by it, or

(b) are payable by reason of the Holder or beneficial owner having, or having had, some personal or business connection with such Relevant Taxing Jurisdiction and not merely by reason of the fact that payments in respect of the Securities or the Guarantees are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in the Relevant Taxing Jurisdiction, or

Exhibit A

(c) are imposed or withheld by reason of the failure of the Holder or beneficial owner to provide certification, information, documents or other evidence concerning the nationality, residence, or identity of the Holder and beneficial owner or to make any valid or timely declaration or similar claim or satisfy any other reporting requirements relating to such matters, whether required or imposed by statute, treaty, regulation or administrative practice, as a precondition to exemption from, or a reduction in the rate of withholding or deduction of such taxes, or

(d) consist of any estate, inheritance, gift, sales, excise, transfer, personal property or similar taxes, or

(e) are imposed on or with respect to any payment by the applicable Guarantor to the registered Holder if such Holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that taxes would not have been imposed on such payment had such registered Holder been the sole beneficial owner of this Security, or

(f) are deducted or withheld pursuant to (i) any European Union directive or regulation concerning the taxation of interest income, or (ii) any international treaty or understanding relating to such taxation and to which the Relevant Taxing Jurisdiction or the European Union is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such directive, regulation, treaty or understanding, or

(g) are payable by reason of a change in law or practice that becomes effective more than 30 days after the relevant payment of principal or interest becomes due, or is duly provided for and written notice thereof is provided to the Holders, whichever occurs later, or

(h) are payable because any Security was presented to a particular paying agent for payment if the Security could have been presented to another paying agent without any such withholding or deduction, or

(i) are payable for any combination of (a) through (h) above.

References to principal or interest in respect of the Securities shall be deemed to include any Additional Amounts which may be payable as set forth in the Indenture.

The covenant regarding Additional Amounts shall not apply to any Guarantor at any time when such Guarantor is incorporated in a jurisdiction in the United States, and will apply to the Company any time it is incorporated in a jurisdiction outside of the United States.

Exhibit A

7. Transfer and Exchange

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Guarantors, the Trustee nor any such agent shall be affected by notice to the contrary.

8. Default

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity and/or security, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Exhibit A

9. Amendment, Modification and Waiver

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company or the Guarantors and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding (irrespective of series) that are to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

10. Defeasance

The Indenture contains provisions for defeasance at any time of certain restrictive covenants and Events of Default with respect to this Security upon compliance with certain conditions set forth in the Indenture.

11. Governing Law

This Security shall be governed by and construed in accordance with the laws of the State of New York.

12. Defined Terms

All terms used in this Security which are defined in the Base Indenture or the Eleventh Supplemental Indenture, shall have the meanings assigned to them in the Base Indenture or the Eleventh Supplemental Indenture.

Exhibit A

ANNEX A

OPTION OF HOLDER TO ELECT PURCHASE

To:	The Bank of New York Mellon Trust Company, N.A.

Cc:	Anheuser-Busch InBev Worldwide Inc.

The undersigned registered owner of this Security acknowledges receipt of a notice from Anheuser-Busch InBev Worldwide Inc. (the “Company”) as to the occurrence of an Early Redemption Event and requests and instructs the Company to repay the registered holder hereof in accordance with the applicable provisions of the Indenture, as supplemented, among the Company, Anheuser-Busch InBev NV/SA, as Parent Guarantor, the Subsidiary Guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated October 16, 2009, and the instructions below:

If you wish to have this Security purchased by the Company pursuant to Section 2.06 of the Eleventh Supplemental Indenture among the Company, Anheuser-Busch InBev NV/SA, as Parent Guarantor, the Subsidiary Guarantors and the Trustee, dated November 17, 2010 (the “Eleventh Supplemental Indenture”), check the following box: ☐

If you wish to have a portion of this Security purchased by the Company pursuant to Section 2.06 of the Eleventh Supplemental Indenture, state the amount:

$                     (integral multiples of BRL 1,000 (provided that the unrepurchased portion must be in a principal amount of at least BRL 100,000))

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “Eligible Guarantor Institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “Signature Guarantee Program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit B

FORM OF GUARANTEE

For value received, the undersigned (herein called the “Guarantors”, and each, a “Guarantor” which terms include any successor Person or Persons under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby jointly and severally, irrevocably, fully and unconditionally guarantee to each Holder of this Security, which has been authenticated and delivered by the Trustee, the due and punctual payment of the principal of (including any amount in respect of original issue discount), and any premium and interest (together with any Additional Amounts payable pursuant to the terms of this Security), on this Security and the due and punctual payment of the sinking fund payments, if any, and analogous obligations, if any, provided for pursuant to the terms of this Security, when and as the same shall become due and payable, whether at Stated Maturity or upon redemption or upon declaration of acceleration or otherwise according to the terms of this Security and of the Indenture. In case of default by the Company in the payment of any such principal (including any amount in respect of original issue discount), interest (together with any Additional Amounts payable pursuant to the terms of this Security), sinking fund payment, or analogous obligation, each Guarantor agrees duly and punctually to pay the same. Each Guarantor hereby agrees that its obligations hereunder shall rank pari passu with all other unsecured and unsubordinated obligations of such Guarantor, shall be as principal and not merely as surety, and shall be absolute and unconditional irrespective of any extension of the time for payment of this Security, any modification of this Security, any invalidity, irregularity or unenforceability of this Security or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Company with respect thereto by the Holder of this Security or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a demand or proceeding first against the Company, protest or notice with respect to this Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to this Security except by payment in full of the principal of (including any amount payable in respect of original issue discount), and any premium and interest (together with any Additional Amounts payable pursuant to the terms of this Security), thereon.

Each Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Company with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Company in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other obligor with respect to such payment.

This Guarantee shall not be valid or become obligatory for any purpose with respect to this Security until the certificate of authentication on this Security shall have been signed by the Trustee.

B-1

Exhibit B

This Guarantee is subject to the release upon the terms set forth in the Indenture.

This Guarantee is subject to certain limitations and waivers set forth in the Indenture, as it may be supplemented from time to time.

This Guarantee is governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be signed by facsimile by its duly authorized officer or representative and, if required by applicable law, has caused a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

[GUARANTOR(S)]

By:

B-2